UNISYS CORPORATION
                        DIRECTOR STOCK UNIT PLAN


     1.   Purpose.  The purpose of the Unisys Corporation Director Stock
Unit Plan (the "Plan") is to provide a vehicle through which all or a portion of the remuneration paid to Directors of Unisys Corporation (the "Corporation") who are not employees of the Corporation may be paid in a form which (1) more closely aligns directors' and stockholders' interests and (ii) permits Directors to defer recognition of income until termination of service with the Corporation.

     2. Effective Date. The Board of Directors (the "Board") approved the Plan on November 21, 1991. The Plan has been amended and restated from time to time since its original adoption and the effective date of this amended and restated Plan is September 22, 2000.

     3.   Definitions.

          (A) "Account" means, for any Director, each memorandum account established for the Director under Section 7.

          (B) "Beneficiary" means the person or persons designated from time to time in writing by a participating Director to receive payments after the death of such Director or, in the absence of any such designation or in the event that such designated person or persons shall predecease such Director, his/her estate.

          (C) "Board" shall mean the Board of Directors of the Corporation.

          (D) "Change in Control" shall have the same meaning as is ascribed to that term under the 1990 Long-Term Incentive Plan, or any successor stock option plan.

          (E) "Committee" means the Corporate Governance and Compensation Committee of the Board.

          (F) "Compensation" includes remuneration (other than that paid in accordance with Section 4(B) hereof) for services as a Director, including Directors' retainer fees ("Retainer Fees")and Board and Committee meeting fees ("Meeting Fees").

          (G) "Compensation Payment Date" means, with respect to a Retainer Fee, the first business day of the month for which such monthly Retainer Fee or Meeting Fee is due and payable or such other date as may be designated by the Board or Committee from time to time as the payment date for Retainer Fees or Meeting Fees. If Unisys Common Stock is not traded on such date, the Compensation Payment Date shall be the next preceding trading day.

          (H)  "Corporation" means Unisys Corporation.

          (I) "Deferred Compensation" means the amount the Director elects to defer pursuant to Section 4(A) hereof.

          (J) "Director" means a member of the Board who is not an employee of the Corporation.

          (K) "Fair Market Value" means, on any date, the sales price of a share of Unisys Common Stock as of the official close of the New York Stock Exchange at 4:00 p.m. U.S. Eastern Standard Time on such date


          (L) "Option for Stock Units" means an option, created pursuant to a Director's election in accordance with Section 6 that, if exercised by the Director, will result in the crediting of Stock Units to the Director's Account.

          (M) "Stock Units" means Unisys common stock-equivalent units, which may be awarded pursuant to the Plan as Elective or Non-elective Stock Units or may be credited to a Director's Account as a result of the Director's exercise of an Option for Stock Units. Stock Units also include Frozen Stock Units held under the Directors Deferred Compensation Plan and transferred to this Plan effective July 25, 1996.

          (N) "Stock Unit Award Value" means the dollar amount of the Retainer Fee or Meeting Fee, as established by the Board from time to time, payable on a Compensation Payment Date.

          (O) "Valuation Date" means any business day as of which the value of a Director's Accounts are determined.

     4.   Crediting of Stock Units.

          (A)  \	Elective Stock Units.  Prior to or during any calendar
year, a Director may elect (i) to defer all or a portion of his or her cash Compensation that would be paid to him for services rendered during the following calendar year or for the remainder of the current calendar year, as applicable, and (ii) to be credited in lieu of such amount with Stock Units.

          (B) Non-Elective Stock Unit Awards. On the Compensation Payment Date, each Director's Account shall be credited with Stock Units equal to the Stock Unit Award Value. The Board shall have the discretion to make additional Stock Unit awards at such times and in such amounts as it deems appropriate.

          (C) Amount Credited. The number of Stock Units to be credited to a Director's Account under Sections 4(A) and (B) shall be the quotient of
(a) divided by (b) where (a) equals the Deferred Compensation or Stock Unit Award Value, as applicable, and (b) equals the Fair Market Value on the Compensation Payment Date.

          (D) Transfer of Previously Deferred Amounts. Upon the election of a Director, all or any portion of a Director's Account held under the terms of the Deferred Compensation Plan for Directors of Unisys Corporation may be transferred and credited under this Plan as Elective Stock Units, based on the Fair Market Value on the date of transfer. Payment of a Director's Stock Units credited to the Plan under this Section 4(D) shall be made in accordance with the Director's original deferral election, subject to any subsequent elections permitted under this Plan.

     5.   Elections.

          (A) A Director's election to defer Compensation shall be executed in writing on a form furnished by the Secretary of the Corporation on or before the date that is (I) no later than December 31 of the year preceding the calendar year to which the election applies or (II) at least three months and one day before the date on which the Retainer Fee or Meeting Fee to be deferred, absent deferral, would be paid to the Director, provided, however, that an individual who becomes a Director after January 1 of a calendar year may make an Election with respect to Compensation that has not been paid and, absent deferral, would be paid to him or her during the remainder of the calendar year in which he or she has become a Director, by executing the required written election on or before the date that is 30 days after the date on which he or she becomes a Director. The election must specify that the Director desires to be credited Stock Units in lieu of receiving his/her Compensation in cash.

          (B) An election, once made, shall be irrevocable with respect to Compensation payable for the calendar year or years to which it applies.

          (C) An election must specify either a percentage or a certain dollar amount of the Compensation to be deferred under the Plan.

          (D) Any amounts distributed under the Plan on or after April 26, 2000 shall be distributed in the form of shares of common stock of the Corporation.

          (E) An election shall specify the date on which payment of the amount deferred is to commence, subject to Sections 9 and 10 hereof, and may specify that such payment is to commence as of:

                (1) the Director's termination of service as a member of the Board (including as a result of disability); or

                (2) a specific date (which may be determined by reference to the Director's termination of service) that is at least two years after the date on which the initial amounts to be deferred, absent deferral, would be paid to the Director.

          (F) The Director must specify the manner in which payment of his or her Account is to be made and may specify that such payment is to be made either in a single sum or in annual installments.

          (G) Notwithstanding the foregoing, a Director may not elect a time of benefit commencement and/or a form of payment to the extent that such an election would cause any payments to be made after the March 31 first following the date that is 20 years after the date of the Director's termination of service.

          (H) Deferrals of a Director's Compensation shall be credited to the Plan at the time at which the Compensation, absent deferral, would otherwise be payable to the Director.

          (I) Unless the Election form specifically provides otherwise, an Election shall expire as of the last day of the calendar year that includes the first day on which any compensation, absent deferral, would be paid to the Director.

          (J) Additional payment elections with respect to Non- Elective Stock Unit Awards may be provided if deemed necessary and appropriate by the Committee.


     6. Options for Stock Units. A Director who holds an option for Corporation common stock that was awarded to him or her under any plan maintained by the Corporation may elect, to the extent permitted under that plan or otherwise by the Committee, to convert all or part of that option to an Option for Stock Units in accordance with the provisions of this Section 6.

          (a) Election to Convert Option. A Director can elect to convert all or a portion of an outstanding option to an Option for Stock Units by providing written notice to the Corporation, which must be received by the Corporate Executive Compensation Department, at least six months before the expiration date of the option. The election must specify the number of shares of Corporation common stock subject to the option that are to become subject to the Option for Stock Units. The election must also specify the date on which the Stock Units to be credited to the Director's Account upon the exercise of the Option for Stock Units are to be paid to the Director; such date may be (1) the Director's termination of service or (2) a specific date (which may be determined by reference to the Director's termination of service or by reference to the date of the Director's exercise of the Option for Stock Units).

          (b) Exercise of Options for Stock Units. A Director may not exercise an Option for Stock Units until the expiration of the six-month period beginning on the date on which the Director's option is converted to an Option for Stock Units. Thereafter, but only until the expiration of the period during which the option that the Director converted to an Option for Stock Units could, in accordance with its original terms be exercised, a Director may exercise Options for Stock Units by providing written notice of exercise to the place designated by the Committee. At the time of the exercise of an Option for Stock Units, the Director must certify to the Corporation or its designee that he or she currently owns shares of Corporation common stock sufficient to pay the aggregate option price and, if the shares were acquired for services to the Corporation that he or she has held those shares for at least six months.

          (c)  Effect of Exercise.

                (1) As soon as practicable following receipt of a Director's notice of exercise under Section 6(b), Stock Units will be credited to the Director's Account. The number of Stock Units to be so credited will be equal to (A) the difference between (i) the aggregate Fair Market Value (as defined in the Directors Stock Option Plan) on the date of exercise of the shares of Corporation common stock relating to the portion of the Option for Stock Units that the Director has elected to exercise and (ii) the sum of (a) the aggregate exercise price and (b) any Social Security, Medicare or state or local income tax required to be withheld with respect to the exercise, divided by (B) the Fair Market Value (as defined in Directors Stock Option Plan) of a share of Corporation common stock on the date of exercise.

                (2) Notwithstanding a Director's election of a payment date under Section 6(a), if the Director exercises an Option for Stock Units later than two years before the payment date elected, the Stock Units credited to his or her Account as a result of the exercise will be paid as soon as practicable after the second anniversary of the date of exercise.

          (d) Effect of Termination of Service. If a Director terminates service before exercising an Option for Stock Units, the Option for Stock Units will remain exercisable to the extent that the option that the Director converted to the Option for Stock Units would have remained exercisable absent conversion. If, however, the Director (or his or her Beneficiary) subsequently exercises the Option for Stock Units after his or her Account Balance has been paid or has begun to be paid as a result of his or her termination of service, the Stock Units acquired upon such exercise will be distributed immediately. If the Director (or his or her Beneficiary) fails to exercise the Option for Stock Units before the date on which the option that the Director converted to an Option for Stock Units would have expired or terminated, then the Director's (or Beneficiary's) right to exercise the Option for Stock Units will likewise terminate.

     7. Memorandum Account. The Corporation shall establish on its books a separate memorandum account for each Director for each year in which Stock Units are awarded to the Director. Stock Units, dividends and other adjustments shall be credited to the account and payments made to the Director or Beneficiary shall be debited to the account. No assets shall be segregated or earmarked in respect of any amounts credited to the Account and no Director shall have any right to assign, transfer, pledge or hypothecate his or her interest or any portion thereof in his or her Account. The Plan and the crediting of Accounts hereunder shall not constitute a trust and shall be merely for the purpose of recording an unsecured contractual obligation.

     8. Dividends and Other Adjustments. If the Corporation shall issue a stock dividend on the common stock, stock dividend equivalents shall be credited to the Account, as of the dividend payment date, as Stock Units in the same amount as the stock dividends to which the Director would have been entitled if the Stock Units were shares of common stock. Cash dividends, if any, shall be credited to the Account, as of the dividend payment date, in the form of Stock Units determined in the manner set forth in Section 4(C) hereof based on the Fair Market Value of the Common Stock on the dividend payment date. The Account shall be appropriately adjusted to reflect splits, reverse splits, or comparable changes to the Corporation's common stock.

     9.   Distribution of Accounts.

          (A)  Payment Election.  Except as otherwise provided in Section
10, payment of an Account shall commence as of the Valuation Date next following the date or dates specified in the Election or Elections or (where applicable) the Revised Election or Elections; provided, however, that where the Election or Elections or (where applicable) the Revised Election or Elections specify that payments with respect to an Account are to commence as of a specified date or specified dates not determined by reference to the Director's termination of service and the Director terminates service prior to such date or dates, payment of the portion of the Director's Account that was to commence on such date or dates shall commence as of the Valuation Date next following the Director's termination of service, but in the same form specified in the Director's Election or Elections or (where applicable) the Revised Election or Elections.

                (1) All payments shall be made in the form or forms specified in the Election or Elections or (where applicable) the Revised Election or Elections.

                (2) To the extent a Director has not specified the form or time of payment of all or a part of his or her Account, payment of the amounts not specified will be made in a single sum as soon as administratively practicable, but within 90 days, after the first Valuation Date following the Director's termination of service as a Director.

                (3) Where a Director has elected payment in the form of annual installments, each installment payment after the initial installment payment shall be made on or about March 31 of each year following the year in which the first installment was paid. With respect to each Election made by a Director, the amount of each annual installment payment to be made to the Director shall be determined by dividing the portion of the Director's Account covered by such Election as of the latest Valuation Date preceding the date of payment by the number of installments remaining to be paid under such Election.

                (4) Notwithstanding any election made by a Director, any portion of a Director's Account that has not been paid to the Director as of the date of his or her death shall be paid to the Director's Beneficiary in a single sum as soon as administratively practicable, but within 90 days following the Valuation Date on which the Corporation receives notification of the Director's death.

          (B)  Revised Election.

                (1)  Pursuant to a Revised Election, a Director may specify:

                     (I) a date for the commencement of the payment of the Director's Account that is after the date specified in the Director's Election; and/or

                     (II) a form of payment that calls for a greater number of annual installment payments than that specified in the Director's Election, or a number of annual installment payments where the Director specified a single sum payment in his or her Election; and/or

                     (III) Notwithstanding the foregoing, a Director may not elect a time of benefit commencement and/or a form of payment to the extent that such an election would cause any payments to be made after the March 31 first following the date that is 20 years after the date of the Director's termination of service as a Director.

                (2)  To be effective, a Revised Election must be:

                     (I) made in writing by the Director on a form furnished for such purpose by the Secretary of the Corporation;

                     (II) submitted to the Secretary of the Corporation on or before the date that is three months and one day before the date on which the portion of the Director's Account that is the subject of the Revised Election would, absent the Revised Election, first become payable; and

                     (III) approved by the Secretary of the Corporation. A Revised Election will be deemed to have been approved by the Secretary of the Corporation if it is not disapproved by the Secretary of the Corporation within ten days of the date on which it is received.

                (3) A Director may only make three revised elections with respect to each of his or her accounts.

          (C) Valuation of Account. In determining the amount to be paid upon termination of service, the cash value of a Director's Account shall equal the product of the number of Stock Units credited to the Account multiplied by the Fair Market Value as of the applicable Valuation Date. The value of Stock Units payable in stock shall equal shares of Unisys Common Stock equal to the number of whole Stock Units. The value of fractional Stock Units shall be paid in cash. The amount of each annual installment payment shall be determined by dividing the value determined in according with the preceding sentence as of the date of the installment payment by the number of installments remaining to be paid.

          (D) No Early Withdrawals. No early withdrawal of a Director's Account shall be permitted. Except as provided in Section 9 hereof or as provided in an Election or Revised Election, distribution of a Director's Account may be made only upon termination of service as a Director.

     9.   Accelerated Payment.

          (A)  Change in Control.

                (1) Notwithstanding any other provision of the Plan to the contrary, in the event of a "change in control," each Director may elect to receive a single sum payment of all or any portion of his or her Stock Unit Account balance. Such election shall only be effective if delivered to the Secretary of the Corporation within the ninety-day period immediately following the date of the occurrence of the change in control.

                (2) If an election is timely made, the Director (or Beneficiary) will be entitled to receive, as soon as practicable after the expiration of the ninety-day period, an amount equal to (a) the full value or any portion thereof of the Stock Unit Account minus (b) an early withdrawal penalty equal to 8% of the total value of (a). The Committee, upon advice of counsel, may modify the early withdrawal penalty described above in any way it deems appropriate and consistent with the purposes of the Plan.

                (3) If litigation is brought by the Director or the Beneficiary after a change in control to enforce or interpret any provision of the Plan, the Corporation to the extent permitted by applicable law shall reimburse the Director (or Beneficiary) for the reasonable fees and disbursements of counsel incurred in such litigation.

          (B) Change in Circumstances. Notwithstanding any other provision of this Plan to the contrary, the Committee in its sole discretion may accelerate the payment of Stock Units Accounts to all or any group of similarly situated Directors or Beneficiaries, whether before or after the Director's termination of service, in response to changes in the tax laws or accounting principles.

     10. Amendment and Termination. The Board may modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely; provided, however, that any such modification, amendment, suspension or termination may not, without the participating Director's consent, adversely affect any amount credited to his/her Account for any period prior to the effective date of such modification, amendment, suspension or termination. The Plan shall remain in effect until terminated pursuant to this provision.

     11. Administration. The Plan shall be administered by the Committee. Any decision made or action taken by the Committee arising out of or in connection with the construction, administration, interpretation, or effect of the Plan shall be within the absolute discretion of the Committee and shall be conclusive and binding on all parties.

     12. Expenses and Taxes. All expenses and costs in connection with the operation of this Plan shall be borne by the Corporation. The Corporation shall have the right to deduct from any payment to be made pursuant to this Plan any federal, state or local taxes required by law to be withheld.

     13. Governing Law. The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the Commonwealth of Pennsylvania except as such laws may be superseded by any federal law.

     14. SEC Rule 16b. The Plan is intended to comply with SEC Rule 16b-3 as adopted by the Securities and Exchange Commission effective November 1, 1996, and as amended thereafter, and the Committee is authorized to interpret the Plan, modify the Plan and/or adopt rules pursuant to the Plan in order to comply with Rule 16b-3 or such other exemptions as may be applicable. Specifically, the Committee may delay payment of accounts which have been deferred or credited for a period of less than six months as of the payment date.